Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Navarre Corporation 2004 Stock Plan of Navarre Corporation of our report dated May 13, 2004, except for Note 11, as to which the date is June 21, 2004, and Note 3, as to which the date is November 18, 2005, with respect to the consolidated financial statements and financial statement schedule of Navarre Corporation as of March 31, 2004, and for the two years ended March 31, 2004 included in its Annual Report (Form 10-K/A) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 20, 2006